Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

- Board of Directors Approves $10 Million Stock Repurchase Plan -

NEWARK, N.Y.--(BUSINESS WIRE)--October 30, 2008--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $5.3 million on revenue of $68.0 million for its third quarter of 2008. In comparison, the company reported operating income of $0.2 million on revenue of $33.3 million in the third quarter of 2007.

Revenue more than doubled over the same quarter last year, rising $34.7 million driven primarily by shipments of advanced communications systems. In addition, there was significant growth in rechargeable product revenue which was led by sales of lithium-ion batteries and chargers. Also, revenue in design and installation services increased as a result of the addition of RedBlack Communications and Stationary Power Services, acquired in September 2007 and November 2007, respectively. Non-rechargeable product revenue declined in comparison to last year which included higher shipments of high-rate batteries to international customers. As a percentage of revenue, consolidated gross margin for the third quarter of 2008 was 23.1%, compared with 20.8% in the same quarter a year ago.

Operating expenses for the third quarter of 2008 totaled $10.4 million compared to $6.7 million a year ago. As a percentage of revenue, operating expenses declined from 20% in the third quarter of 2007 to 15% in the third quarter of 2008. The $3.7 million increase in operating expenses included $0.7 million in higher product development costs and $1.4 million from acquired costs for RedBlack and Stationary Power, in addition to higher sales commissions and generally higher costs related to enhanced marketing activity and higher administrative costs resulting from operating a more diverse organization. Income tax expense for the quarter was $0.2 million. Net income for the third quarter of 2008 was $4.7 million, or $0.27 per share, compared with a $0.1 million net loss, or a $0.01 loss per share, for the same quarter in 2007.

For the nine-month period ended September 27, 2008, revenue totaled a record $205.5 million compared to $100.8 million for the same period a year ago. Operating income amounted to $17.6 million for the first nine months of 2008 compared to $2.5 million for the same period last year. The year-over-year increase of $15.1 million resulted from higher revenue and improved leverage of operating expenses. Net income for the first three quarters of 2008 was $13.5 million, or $0.77 per share, compared to $1.1 million, or $0.07 per share, for the same period last year.

“Third quarter results put us in position to deliver on our second half revenue guidance of $130 million,” said John D. Kavazanjian, president and chief executive officer. “We have substantially completed deliveries against the advanced communications orders worth $120 million that we received in the second half of last year while continuing to advance our strategic growth initiatives. These included deepening our relationships with allied defense organizations in Europe and Asia, continuing our expansion of communications systems product capabilities both in the U.S. and overseas, further leveraging our established relationships with prime contractors and continuing investment in new product development.

“In our standby power service business, a number of key developments served to advance our goal of becoming a dominant player and to support our long-term growth objectives in that market. In addition to formally launching RPS Power Systems, which provides back-up power hardware solutions incorporating energy storage and electronics for critical power applications and renewable energy needs, we entered into a master service agreement with a major data processing company,” added Kavazanjian.

“Since the beginning of the year, we have been successfully executing our 2008 plan to create high-potential market opportunities that leverage our superior engineering capabilities and keep us at the forefront of evolving power technologies and new applications for communications systems. Our reputation for designing customer-focused products continues to grow and our competitive advantages continue to gain recognition by our customers,” concluded Kavazanjian. “These fundamental strengths, coupled with a disciplined approach to spending and a cash flow generating business model, position Ultralife well for long-term growth and prepare the company to perform in a softer economy.”

Stock Repurchase Plan

Reflecting its confidence in the company’s long-term growth prospects, the Board of Directors has authorized a share repurchase program of up to $10 million to be implemented over the course of a six- month period. Repurchases may be made from time to time at management’s discretion, either in the open market or through privately negotiated transactions. The repurchases will be made in compliance with Securities and Exchange Commission guidelines and will be subject to market conditions, applicable legal requirements, and other factors. Ultralife has no obligation under the program to repurchase shares and the program may be suspended or discontinued at any time without prior notice. Ultralife intends to fund the purchase price for shares acquired primarily with current cash on hand and cash generated from operations, in addition to borrowing from the Company’s credit facility, if necessary.

Outlook

Management continues to anticipate second half 2008 revenue and operating income in the range of approximately $130 million and $10 million, respectively, based upon third quarter results, current backlog and anticipated order activity from new and existing customers during the fourth quarter. As a result, management expects full year 2008 operating income in the range of $22 million on revenue of nearly $270 million. While several large orders have been instrumental in contributing to the significant growth in revenue in 2008 over 2007, management reiterates its previous guidance of a revenue base of at least $250 million for 2009, based on its outlook for order opportunities and strong demand for the company’s products and services.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, now serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on October 30, 2008 at http://investor.ultralifecorp.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 4251400, during the period starting at 1:00 p.m. ET October 30 and ending at 1:00 p.m. ET November 6, 2008.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended

	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Revenues:
Non-rechargeable products	$15,741	$22,819	$48,056	$63,785
Rechargeable products	8,020	3,252	19,248	13,342
Communications systems	40,675	6,733	126,675	22,912
Design and installation services	3,557	487	11,499	768
Total revenues	67,993	33,291	205,478	100,807

Cost of products sold:
Non-rechargeable products	13,835	18,459	40,843	48,676
Rechargeable products	6,282	2,549	15,488	10,334
Communications systems	29,304	5,096	92,442	18,304
Design and installation services	2,886	265	9,516	453
Total cost of products sold	52,307	26,369	158,289	77,767

Gross margin	15,686	6,922	47,189	23,040

Operating expenses:
Research and development	2,161	1,547	5,907	4,849
Selling, general, and administrative	8,227	5,177	23,684	15,685
Total operating expenses	10,388	6,724	29,591	20,534

Operating income	5,298	198	17,598	2,506

Other income (expense):
Interest income	5	12	18	44
Interest expense	(248)	(509)	(817)	(1,770)
Gain on insurance settlement	-	-	39	-
Gain on debt conversion	-	-	313	-
Miscellaneous	(185)	171	(48)	354
Income (loss) before income taxes	4,870	(128)	17,103	1,134

Income tax provision-current	151	-	469	-
Income tax provision-deferred	62	-	3,148	-
Total income taxes	213	-	3,617	-

Net income (loss)	$4,657	$(128)	$13,486	$1,134

Earnings (loss) per share - basic	$0.27	$(0.01)	$0.78	$0.08
Earnings (loss) per share - diluted	$0.27	$(0.01)	$0.77	$0.07

Weighted average shares outstanding - basic	17,366	15,160	17,220	15,120
Weighted average shares outstanding - diluted	17,733	15,160	17,768	15,346

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	September 27,	December 31,
ASSETS	2008	2007

Current assets:
Cash and investments	$5,517	$2,245
Trade accounts receivable, net	34,946	26,540
Inventories	42,226	35,098
Prepaid expenses and other current assets	2,251	4,410
Total current assets	84,940	68,293

Property and equipment	17,914	19,365

Other assets
Goodwill, intangible and other assets	33,490	34,390

Total Assets	$136,344	$122,048

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$1,870	$13,423
Accounts payable	18,944	18,326
Other current liabilities	16,242	10,083
Total current liabilities	37,056	41,832

Long-term liabilities:
Long-term debt and capital lease obligations	4,470	16,224
Other long-term liabilities	4,274	985
Total long-term liabilities	8,744	17,209

Minority interest in equity of subsidiaries	41	-

Shareholders' equity:
Common stock, par value $0.10 per share	1,812	1,712
Capital in excess of par value	166,437	152,070
Accumulated other comprehensive income	(388)	69
Accumulated deficit	(74,957)	(88,443)
	92,904	65,408
Less -- Treasury stock, at cost	2,401	2,401
Total shareholders' equity	90,503	63,007

Total Liabilities and Shareholders' Equity	$136,344	$122,048

CONTACT:
Company:
Ultralife Corporation
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com